    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1999



                                                      REGISTRATION NO. 333-87547

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ARTISTDIRECT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                             7375                            95-4760230
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION NUMBER)              IDENTIFICATION NO.)


                            ------------------------

                       17835 VENTURA BOULEVARD, SUITE 310
                            ENCINO, CALIFORNIA 91316
                                 (818) 758-8700
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JAMES B. CARROLL
                            CHIEF FINANCIAL OFFICER
                       17835 VENTURA BOULEVARD, SUITE 310
                            ENCINO, CALIFORNIA 91316
                                 (818) 758-8700
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               RICHARD A. FINK, ESQ.                             STEVEN L. GROSSMAN, ESQ.
                JOSEPH H. CHI, ESQ.                              ROBERT E. BENFIELD, ESQ.
              KOUROSH VOSSOUGHI, ESQ.                              O'MELVENY & MYERS LLP
          BROBECK, PHLEGER & HARRISON LLP                   1999 AVENUE OF THE STARS, SUITE 700
                38 TECHNOLOGY DRIVE                            LOS ANGELES, CALIFORNIA 90067
             IRVINE, CALIFORNIA 92618                                 (310) 553-6700
                  (949) 790-6300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the registration fee of the Commission and the NASD and Nasdaq National Market filing fees.

                            ITEM                                AMOUNT
                            ----                              ----------
SEC registration fee........................................  $23,977.50
NASD filing fee.............................................       9,125
Blue sky fees and expenses..................................      *
Printing and engraving expenses.............................      *
Legal fees and expenses.....................................      *
Accounting fees and expenses................................      *
Transfer agent and registrar fees...........................      *
Miscellaneous...............................................      *
                                                              ----------
          Total.............................................      *
                                                              ==========

-------------------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     ARTISTdirect, Inc. (the "Company") is a Delaware corporation. Article VI of the Company's Bylaws provides that the Company may indemnify its officers and Directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determined that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Reference is made to the Form of Underwriting Agreement (to be filed as Exhibit 1.1 to this Registration Statement) which provides for indemnification by the Underwriters under certain circumstances of the directors and officers of the Company signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including those arising under the Securities Act.

     The Company carries directors' and officers' liability insurance covering its directors and officers.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of the transactions by ARTISTdirect LLC, predecessor to the Company since it was organized in August 1996, involving sales of the Company's securities that were not registered under the Securities Act. All of the numbers reflect the 35-for-1 forward unit split that occurred in May 1999 with respect to common and preferred securities of ARTISTdirect, LLC, but do not reflect the one-for-four reverse stock split of ARTISTdirect, Inc. that will occur upon the closing of this offering.

     (a) In September 1996, ARTISTdirect, LLC issued 17,461,365 common securities to two of the three founders of the Company, Marc Geiger and Don Muller, in connection with services rendered and to be rendered.

     (b) In January 1998, ARTISTdirect, LLC issued 4,014,107 common securities to the other founder of the Company, Keith Yokomoto, and 1,204,232 common securities to L&G Associates One, in connection with services rendered and to be rendered. L&G Associates One is affiliated with Allen Lenard, one of the Company's directors.

     (c) In June 1998, ARTISTdirect, LLC issued 1,605,643 common securities to Steve Rennie and 401,411 common securities to Robert Morse in connection with services rendered and to be rendered. Mr. Rennie is an executive officer of the Company.

     (d) Throughout 1998, ARTISTdirect, LLC periodically issued additional common securities, for no additional consideration, to Messrs. Yokomoto, Rennie and Morse and L&G Associates One. In connection with each of these issuances, Messrs. Geiger and Muller contributed the same number of common securities to ARTISTdirect, LLC, for no consideration.

     (e) In July 1998, we issued 200,705 shares of common securities to each of Messrs. Geiger and Muller in exchange for their interests in ARTISTdirect Holdings, L.L.C.

     (f) Between July 1998 and December 1998, ARTISTdirect, LLC issued a total of 9,458,340 Series A preferred securities for an aggregate purchase price of $2,910,000 to several outside investors.

     (g) In May 1999, ARTISTdirect, LLC issued a total of 13,982,207 common securities and 3,372,920 Series A preferred securities to the members of UBL, LLC in exchange for the 8,042,134 common securities and 1,940,000 preferred securities of UBL held by such members.

     (h) In May 1999, ARTISTdirect, LLC issued a total of 15,000,000 Series B preferred securities for an aggregate purchase price of $15,000,000 to several outside investors. In connection with this transaction, holders of ARTISTdirect, LLC's Series A preferred securities received an aggregate of 354,526 common securities of ARTISTdirect, LLC and $96,000 in exchange for accrued and unpaid preferred returns on their Series A preferred securities.

     From August 1998 to August 1999, we granted options to purchase an aggregate of 2,619,200 shares of common stock to our directors, executive officers, employees, artists and consultants at a weighted average exercise price of $3.45. As of August 31, 1998, options to purchase 261,746 shares at an exercise price of $1.24 per share, 94,972 shares at an exercise price of $2.32 per share, 2,287,935 shares at an exercise price of $3.60 per share and 879,686 shares at an exercise price of $4.00 per share were outstanding.

     None of the foregoing transactions involved any public offering, and the Company believes that at the time of each transaction, the transaction was exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments, as applicable, issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company. As set forth on page 76 of the prospectus contained in this registration statement, the Company intends to make a rescission offer with respect to certain shares of its common stock issued pursuant to option exercises.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

     The following Exhibits are attached hereto and incorporated herein by reference.


    EXHIBIT
     NUMBER                            DESCRIPTION
    --------                           -----------
     1.1*      Form of Underwriting Agreement.
     3.1*      Amended and Restated Certificate of Incorporation of the
               Registrant.
     3.2*      Amended and Restated Certificate of Incorporation of the
               Registrant.
     3.3*      Bylaws of the Registrant.
     3.4*      Amended and Restated Bylaws of the Registrant.
     5.1*      Opinion of Brobeck, Phleger & Harrison LLP.
    10.1+      Agreement dated as of November 15, 1996, between the RCA
               Records Label and the Registrant.
    10.3+      BMI Music Performance Agreement for the UBL, dated October
               9, 1998.
    10.4+      AT&T Dedicated Hosting Service Agreement, dated April 16,
               1999, between AT&T and the Registrant.

    EXHIBIT
     NUMBER                            DESCRIPTION
    --------                           -----------
    10.5*      Settlement Agreement and Mutual General Release, dated as of
               October 23, 1997, between William Elson, on the one hand,
               and the Registrant, MGE, LLC, Marc Geiger and Donald Muller,
               on the other hand.
    10.6+      Database, On-Line Internet Retail Store and Consumer Direct
               Fulfillment Services Agreement, dated as of August 15, 1998, between AEC One Stop Group, Inc. and the UBL.
    10.7       Securities Purchase Agreement, dated July 28, 1998, among
               the Registrant, the UBL, Constellation Venture Capital, L.P
               and Constellation Ventures (BVI), Inc.
    10.8*      Second Amended and Restated Registration Rights Agreement,
               dated as of May 18, 1999, by and among AD and the other
               parties who are signatories thereto.
    10.9       UBL Exchange, Contribution and Distribution Agreement, dated
               May 18, 1999.
    10.10      Exchange Agreement, dated February 17, 1999, by and among
               the UBL, Scott Blum and Eric Benjamin.
    10.11      Contingent Loan Agreement, dated February 17, 1999, by and between the UBL and Scott Blum.
    10.12      Letter Agreement, dated February 17, 1999, between the UBL and Scott Blum regarding bonuses to cover interest
               obligations under the Contingent Loan Agreement.
    10.13      Issuance, Noncompetition and Nonsolicitation Agreement,
               dated as of September 1, 1996, between the Registrant and
               Keith Yokomoto.
    10.14      Issuance Agreement, dated as of January 1, 1998, between the
               Registrant, Marc Geiger, Donald Muller, and L&G Associates
               One.
    10.15      Issuance, Noncompetition and Nonsolicitation Agreement,
               dated as of June 30, 1998, between the Registrant and Steve
               Rennie.
    10.16      Deferred Compensation Agreement, dated as of July 1, 1998, by and between Keith Yokomoto and the Registrant dated July
               1, 1998.
    10.17      Employment Agreement, dated as of January 1, 1998, between
               Keith Yokomoto and the Registrant.
    10.18      Employment Agreement, dated as of April 1, 1998, between
               Steve Rennie and the UBL.
    10.19      Employment Agreement, dated as of July 28, 1998, between
               Marc Geiger and the Registrant.
    10.20      Employment Agreement, dated as of July 28, 1998, between Don
               Muller and the Registrant.
    10.21*     1999 Employee Stock Purchase Plan.
    10.22*     1999 Artist Stock Option Plan.
    10.23*     1999 Stock Option Plan.
    10.24*     1999 Artist and Artist Advisor Stock Option Plan.
    10.25+     Agreement to license Pandesic E-business Solution Service
               between Pandesic LLC, AD and UBL.
    10.26+     ADNM Merchandiser Agreement, dated as of April 1, 1999,
               between Giant Merchandising and ARTISTdirect New Media, LLC.
    10.27+     ADNM Merchandiser Agreement, dated as of June 7, 1999,
               between Winterland Concessions Company and ARTISTdirect New
               Media, LLC.
    10.28+     UBL Merchandiser Agreement, dated as of April 1, 1999,
               between Giant Merchandising and ARTISTdirect New Media, LLC.
    21.1*      Subsidiaries of ARTISTdirect, Inc.
    23.1*      Consent of Brobeck, Phleger & Harrison LLP (included in
               Exhibit 5.1).

    EXHIBIT
     NUMBER                            DESCRIPTION
    --------                           -----------
    23.2**     Consent of KPMG LLP with respect to ARTISTdirect, LLC and
               subsidiaries.
    23.3**     Consent of KPMG LLP with respect to iMusic, Inc.
    24.1**     Powers of Attorney (See page II-6).
    27.1**     Financial Data Schedule.


-------------------------
*  To be filed by amendment.


** Previously filed by the Registrant with the Commission.


+ Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions will be omitted from this exhibit and filed separately with the Commission.

ITEM 17. UNDERTAKINGS

     1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     2. The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 14th day of October 1999.


                                          ARTISTDIRECT, INC.

                                          By:      /s/ MARC P. GEIGER

                                            ------------------------------------
                                                       Marc P. Geiger
                                                Chief Executive Officer and
                                                   Chairman of the Board


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                 /s/ MARC P. GEIGER                    Chief Executive Officer and   October 14, 1999
-----------------------------------------------------  Chairman of the Board
                   Marc P. Geiger                      (Principal Executive
                                                       Officer)

                 DONALD P. MULLER *                    President, ARTISTdirect       October 14, 1999
-----------------------------------------------------  Agency and Kneeling Elephant
                  Donald P. Muller                     Records and Director

                  KEITH YOKOMOTO *                     Chief Operating Officer,      October 14, 1999
-----------------------------------------------------  President and Director
                   Keith Yokomoto

                /s/ JAMES B. CARROLL                   Executive Vice President and  October 14, 1999
-----------------------------------------------------  Chief Financial Officer
                  James B. Carroll                     (Principal Financial and
                                                       Accounting Officer)

                  ALLEN D. LENARD *                    Director                      October 14, 1999
-----------------------------------------------------
                   Allen D. Lenard

               CLIFFORD H. FRIEDMAN *                  Director                      October 14, 1999
-----------------------------------------------------
                Clifford H. Friedman

                   STEPHEN KRUPA *                     Director                      October 14, 1999
-----------------------------------------------------
                    Stephen Krupa

                    RICK RUBIN *                       Director                      October 14, 1999
-----------------------------------------------------
                     Rick Rubin

                 * Power of attorney

              By: /s/ JAMES B. CARROLL
-----------------------------------------------------
                  James B. Carroll
                  Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                             SEQUENTIALLY
    EXHIBIT                                                                    NUMBERED
     NUMBER                            DESCRIPTION                               PAGE
    --------                           -----------                           ------------
     1.1*      Form of Underwriting Agreement..............................
     3.1*      Amended and Restated Certificate of Incorporation of the
               Registrant..................................................
     3.2*      Amended and Restated Certificate of Incorporation of the
               Registrant..................................................
     3.3*      Bylaws of the Registrant....................................
     3.4*      Amended and Restated Bylaws of the Registrant...............
     5.1*      Opinion of Brobeck, Phleger & Harrison LLP..................
    10.1+      Agreement dated as of November 15, 1996, between the RCA
               Records Label and the Registrant............................
    10.3+      BMI Music Performance Agreement for the UBL, dated October
               9, 1998.....................................................
    10.4+      AT&T Dedicated Hosting Service Agreement, dated April 16,
               1999, between AT&T and the Registrant.......................
    10.5*      Settlement Agreement and Mutual General Release, dated as of
               October 23, 1997, between William Elson, on the one hand,
               and the Registrant, MGE, LLC, Marc Geiger and Donald Muller,
               on the other hand...........................................
    10.6+      Database, On-Line Internet Retail Store and Consumer Direct
               Fulfillment Services Agreement, dated as of August 15, 1998, between AEC One Stop Group, Inc. and the UBL................
    10.7       Securities Purchase Agreement, dated July 28, 1998, among
               the Registrant, the UBL, Constellation Venture Capital, L.P
               and Constellation Ventures (BVI), Inc.......................
    10.8*      Second Amended and Restated Registration Rights Agreement,
               dated as of May 18, 1999 by and among AD and the other
               parties who are signatories thereto.........................
    10.9       UBL Exchange, Contribution and Distribution Agreement, dated
               May 18, 1999................................................
    10.10      Exchange Agreement, dated February 17, 1999, by and among
               the UBL, Scott Blum and Eric Benjamin.......................
    10.11      Contingent Loan Agreement, dated February 17, 1999, by and between the UBL and Scott Blum..............................
    10.12      Letter Agreement, dated February 17, 1999, between the UBL and Scott Blum regarding bonuses to cover interest
               obligations under the Contingent Loan Agreement.............
    10.13      Issuance, Noncompetition and Nonsolicitation Agreement,
               dated as of September 1, 1996, between the Registrant and
               Keith Yokomoto..............................................
    10.14      Issuance Agreement, dated as of January 1, 1998, between the
               Registrant, Marc Geiger, Donald Muller, and L&G Associates
               One.........................................................
    10.15      Issuance, Noncompetition and Nonsolicitation Agreement,
               dated as of June 30, 1998, between the Registrant and Steve
               Rennie......................................................
    10.16      Deferred Compensation Agreement, dated as of July 1, 1998
               between Keith Yokomoto and the Registrant dated July 1,
               1998........................................................

                                                                             SEQUENTIALLY
    EXHIBIT                                                                    NUMBERED
     NUMBER                            DESCRIPTION                               PAGE
    --------                           -----------                           ------------
    10.17      Employment Agreement, dated as of January 1, 1998, between
               Keith Yokomoto and the Registrant...........................
    10.18      Employment Agreement, dated as of April 1, 1998, between
               Steve Rennie and the UBL....................................
    10.19      Employment Agreement, dated as of July 28, 1998, between
               Marc Geiger and the Registrant..............................
    10.20      Employment Agreement, dated as of July 28, 1998, between Don
               Muller and the Registrant...................................
    10.21*     1999 Employee Stock Purchase Plan...........................
    10.22*     1999 Artist Stock Option Plan...............................
    10.23*     1999 Stock Incentive Plan...................................
    10.24*     1999 Artist and Artist Advisor Stock Option Plan............
    10.25+     Agreement to license Pandesic E-business Solution Service
               between Pandesic LLC, AD and UBL............................
    10.26+     ADNM Merchandiser Agreement, dated as of April 1, 1999,
               between Giant Merchandising and ARTISTdirect New Media,
               LLC.........................................................
    10.27+     ADNM Merchandiser Agreement, dated as of June 7, 1999,
               between Winterland Concessions Company and ARTISTdirect New
               Media, LLC..................................................
    10.28+     UBL Merchandiser Agreement, dated as of April 1, 1999,
               between Giant Merchandising and ARTISTdirect New Media,
               LLC.........................................................
    21.1*      Subsidiaries of ARTISTdirect, Inc...........................
    23.1*      Consent of Brobeck, Phleger & Harrison LLP (included in
               Exhibit 5.1)................................................
    23.2**     Consent of KPMG LLP with respect to ARTISTdirect, LLC and
               subsidiaries................................................
    23.3**     Consent of KPMG LLP with respect to iMusic, Inc.............
    24.1**     Powers of Attorney (See page II-6)..........................
    27.1**     Financial Data Schedule.....................................


-------------------------
*  To be filed by amendment.


** Previously filed by the Registrant with the Commission.


+ Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions will be omitted from this exhibit and filed separately with the Commission.